Exhibit 99

Press Contact: W. Don Cornwell
Analyst Contact: Ellen McClain
Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

Tuesday, March 2, 2004

GRANITE BROADCASTING REPORTS RESULTS FOR THE FOURTH
QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2003

-Results In-Line with Guidance-

-Local Revenue Growth Substantially Outpaces the Industry-

-New Capital Structure Improves Liquidity and Financial Flexibility-

NEW YORK, March 2, 2004 — Granite Broadcasting Corporation (NASDAQ: GBTVK) reported results for the fourth quarter that were in-line with guidance provided by the Company in its press release dated November 11, 2003.  Comparisons of results for the twelve-months ended December 31, 2003 versus the same period a year earlier are impacted by the disposition of KNTV on April 30, 2002 (see Table 1).

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are pleased to announce that we have achieved our fourth quarter net revenue and Broadcast Cash Flow guidance.  Our stations performed well against tough comparisons from last year’s fourth quarter when net revenue increased by 23 percent.  For the full year, advertising revenue at our stations was down 1.7 percent, outperforming the industry, which was estimated by the Television Bureau of Advertising to have been down 2.3 percent.  Granite has now met or exceeded guidance for each of the last 14 quarters.”

John Deushane, Chief Operating Officer, added, “Our Big Three affiliates maintained revenue share during the quarter, despite the loss of almost $4 million of political revenue, and our WB affiliates increased revenue share. Our group continues to demonstrate its local strength by growing in a quarter when the rest of the industry did not. For the full year, local advertising revenue at our stations increased two and a half times faster than the industry.

-MORE-

“At our Big Three affiliates, local non-political revenue increased 4 percent on top of the 4 percent increase these stations generated in the fourth quarter of 2002.  National non-political revenue at our Big Three affiliates increased 3.5 percent during the quarter.

“Our WB stations had to overcome some very challenging comparisons to the fourth quarter of 2002, when net revenue increased 35 percent.  Two of our WB station’s top categories, movies and fast food, were down significantly in the fourth quarter, driving the 8.7 percent decrease in net revenue at these stations.  We continue to be extremely bullish on our WB affiliates, especially now that we’re past the high water mark of programming expenses and will begin to see this cost decline dramatically over the next 4 years.”

Don Cornwell concluded, “Our recent $405 million high yield offering eliminates all of Granite’s near-term debt maturities and provides the Company with more flexibility to achieve its strategic vision, which includes changing our asset mix to capitalize on our strength of operating local, news-oriented stations and on the operating efficiencies that duopoly consolidation provides.”

Use of Broadcast Cash Flow

Broadcast Cash Flow, a non-GAAP measure, is defined as operating income (loss) plus depreciation, amortization, corporate, non-cash compensation, and program amortization, less program payments.  Broadcast Cash Flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets.  Broadcast Cash Flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company considers operating loss to be the most comparable GAAP measure to Broadcast Cash Flow; therefore, the Company has included a reconciliation of operating loss to Broadcast Cash Flow in Table 3 and Table 5, as required by Regulation G.

FOURTH QUARTER RESULTS
THREE MONTHS ENDED DECEMBER 31, 2003
VERSUS THREE MONTHS ENDED DECEMBER 31, 2002

Net revenue decreased 10.4 percent or $3.5 million due primarily to a $4.1 million decrease in political advertising offset, in part, by a 3.2 percent increase in local non-political revenue. Non-political national revenue decreased 3.3 percent due to decreases at the Company’s WB affiliates offset, in part, by increases at the Company’s Big Three affiliates. Political advertising comprised $5.0 million or 13 percent of advertising revenue in last year’s fourth quarter.  Excluding political, net revenue was flat.

Station operating expenses decreased $2.9 million or 10.5 percent primarily due to reduced film amortization driven by lower film write downs at the Company’s WB affiliates offset, in part, by rising healthcare costs, higher sales expense and increased power costs resulting from the onset of digital broadcasting.  Broadcast Cash Flow decreased from $9.6 million to $6.3 million.

Big Three Affiliates

Net revenue at the Company’s Big Three affiliates decreased 11.4 percent or $2.6 million primarily due to a $3.9 million decrease in political advertising offset, in part, by gains in non-political local and non-political national revenue.  Excluding political, net revenue increased a healthy 4.3 percent. The Big Three affiliates contributed 67 percent to net revenue during the quarter.

Station operating expenses at the Company’s Big Three affiliates increased 8.4 percent due primarily to rising healthcare costs, higher sales expense and increased power costs resulting from the onset of digital broadcasting at four stations.  Broadcast Cash Flow at the Big Three affiliates decreased from $9.6 million to $6.1 million.

WB Affiliates

Net revenue at the Company’s WB affiliates decreased 8.7 percent or $930,000.  Non-political local increased 1.3 percent while non-political national decreased 12.8 percent due primarily to significant declines in the movie and fast food categories.  The WB affiliates do not generate meaningful political revenue, as they do not broadcast local news.  The WB affiliates contributed 33 percent to net revenue during the quarter.

Station operating expenses at the Company’s WB affiliates decreased 26.6 percent or $4 million primarily due to reduced film amortization driven by lower film write downs.

Broadcast Cash Flow at the Company’s WB affiliates was $196,000.

Programming Expense

As part of an overall effort to reduce station operating expenses, the Company has made substantial progress replacing unprofitable programming with competitive, profitable programming.   For example, the Company has replaced certain programming at our WB stations costing approximately $8 million annually with competitive programming that will cost approximately $500,000 annually.

Film payments at the Company’s WB affiliates were $4.9 million during the quarter and $20.1 million for the full year. Based on completed negotiations and current market conditions for the purchase of programming, the Company expects annual film payments at the WB affiliates to decline approximately 50 percent by 2007.

Film payments at the Company’s Big Three affiliates were $1.3 million during the quarter and $5.2 million for the full year.  Based on completed negotiations and current market conditions for the purchase of programming, the Company expects annual film payments at the Big Three affiliates to decline approximately 20 percent by 2007.

Certain Balance Sheet Items

High Yield Offering

In December, the Company sold $405 million of its 9 3/4% Senior Secured Notes due 2010 in a private placement.  A portion of the proceeds from the offering were used to repay all of the Company’s then outstanding borrowings under its senior credit facility and to redeem, at par, all of the Company’s outstanding senior subordinated debentures.   The remaining proceeds will be used for general corporate purposes.  As of March 1, 2004, the Company had $87.8 million of cash and cash equivalents.

In conjunction with the refinancing, the Company recorded a loss on the early extinguishment of debt of $3.2 million related to the write-off of deferred financing fees and interest accrued through the redemption date associated with the then outstanding 9-3/8% and the10-3/8% subordinated notes.

Indefinite-Lived Intangible Assets

Upon adoption of Financial Accounting Standards No. 142(1) on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets.  At the time of adoption of Statement 142, the Company considered the value of its station’s network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets.  In light of recently stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company reevaluated its position and has voluntarily decided to amortize these assets over a 25-year period retroactively from January 1, 2002.  As a result, the Company has restated its earnings for each reporting period from January 1, 2002 through September 30, 2003.  The increase to amortization, a non-cash charge, in each quarterly period from January 1, 2002 through September 30, 2003 is approximately $745,000, and the annual increase to amortization expense in 2002 and 2003 is approximately $3 million in each year.

2004 GUIDANCE

Commenting on guidance for 2004, Ellen McClain, Chief Financial Officer, said, “Our stations are well positioned to capitalize on what is expected to be a solid year for the industry, which will include substantial political and Olympic spending.  On the expense side, we expect mid-single digit increases associated with higher revenue, rising healthcare costs, and DTV-related expenses, partially offset by a decline in the cost of programming.  We also expect increased film amortization expense in the second half of the year associated with an estimated $6.5 million write-down on extensions of certain off-network syndicated programming.

“Regarding the first quarter, at this time, based on current pacings and market conditions, we expect net revenue to increase in the range of 1 percent to 4 percent, including approximately $1 million of political advertising.  Broadcast Cash Flow is expected to be in the range of $1.4 million to $2.4 million  (see Table 4 and Table 5).”

(1)  Goodwill and Other Intangible Assets, issued June 2001 and effective for fiscal years beginning after December 15, 2001.

First Quarter Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $2 million in the first quarter and $9 million for the full year.

•                  Amortization expense is expected to be approximately $2.6 million in the first quarter and $9 million for the full year.

•                  Corporate expense is expected to be approximately $2.8 million for the first quarter and $11.1 million for the full year.

•                  Performance awards granted to certain senior executives for the successful refinancing of the senior credit facility will be $525,000 in the first quarter and $2.1 million for the full year.  The recipients have irrevocably elected to defer receipt of a portion of this award until 2006, with the remaining award deferred until 2011.

•                  Non-cash compensation expense is expected to be approximately $300,000 for the first quarter and $650,000 for the full year.

•                  Interest expense is expected to be approximately $10 million in the first quarter and $40 million for the full year.

•                  Non-cash interest expense is expected to be approximately $740,000 in the first quarter and $2.9 million for the full year.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the first quarter and $25.5 million for the full year. In accordance with Statement of Financial Accounting Standards No. 150(2), as of July 1, 2003 the Company began recording the accrual of dividends on its 12 3/4% Cumulative Exchangeable Preferred Stock on its income statement under other expenses.

•                  Capital expenditures are expected to be approximately $2.6 million in the first quarter and $8.5 million for the full year, which includes spending of approximately $1.5 million in the first quarter and $1.7 million for the full year related to the digital conversion.

*  *  *  *  *

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (NASDAQ: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS

(2) Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, issued in May 2003 and effective with interim periods after June 15, 2003.

Television Network (CBS), and two with the Warner Brothers Television Network (WB).  The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin.  The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York.  The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.

(Financial tables are attached).

Table 1

Financial Results (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
		As Restated (a)		As Restated (a)

Net revenue	$29,700	$33,165	$108,544	$135,344
Station operating expenses	24,886	27,803	92,033	103,963
Depreciation expense	1,606	1,288	6,285	5,897
Amortization expense	1,882	3,115	9,976	21,965
Corporate expense	3,629	2,589	11,767	9,536
Non-cash compensation expense	175	443	896	1,508
Operating loss	(2,478)	(2,073)	(12,413)	(7,525)

Interest expense	8,271	7,750	31,305	34,889
Interest income	(754)	(481)	(1,281)	(1,077)
Non-cash interest expense	1,398	1,102	4,969	13,031
Non-cash preferred stock dividend (b)	6,387	—	12,774	—
Gain on station sale	—	—	—	(192,406)
Loss on extinguishment of debt (c)	3,215	—	3,215	15,097
Other expense	211	326	584	869
(Loss) income before income taxes and cumulative effect of a change in accounting principle	(21,206)	(10,770)	(63,979)	122,072
(Benefit) provision for income taxes	(6,047)	(7,023)	(17,102)	53,161
(Loss) income before cumulative effect of a change in accounting principle	(15,159)	(3,747)	(46,877)	68,911
Cumulative effect of a change in accounting principle, net of tax benefit (d)	—	—	—	150,479
Net loss	$(15,159)	$(3,747)	$(46,877)	$(81,568)

Net loss attributable to common shareholders	$(15,159)	$(10,223)	$(59,828)	$(80,745)

Per basic common share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.80)	$(0.54)	$(3.15)	$3.72
Cumulative effect of a change in accounting principle, net of tax benefit	—	—	—	(8.03)
Basic net loss per share	$(0.80)	$(0.54)	$(3.15)	$(4.31)

Weighted average common shares outstanding	19,012,000	18,760,000	18,991,000	18,749,000

Per diluted common share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.80)	$(0.54)	$(3.15)	$3.65
Cumulative effect of a change in accounting principle, net of tax benefit	—	—	—	(7.88)
Diluted net loss per share	$(0.80)	$(0.54)	$(3.15)	$(4.23)

Weighted average common shares outstanding	19,012,000	18,760,000	18,991,000	19,098,000

Capital expenditures	$2,001	$6,100	$12,212	$14,283

(a) See footnote (a) on Tables 6 and 7.

(b) In the third quarter of 2003, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  Accordingly the dividends on the redeemable preferred stock has been recorded as a charge to expense.

(c) In 2002 and 2003, the Company recorded a loss on the early extinguishment of debt related to the write-off of deferred financing fees associated with the debt repaid.  In addition, the loss on the extinguishment of debt in 2003 includes accrued interest on the 9 3/8% and 10 3/8% subordinated notes to the date of redemption.

(d) Represents a one-time, non-cash charge in connection with the adoption of FASB #142.

Table 2

Financial Results (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

			Same Station
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
		As Restated (a)		As Restated (a)
Net revenue	$29,700	$33,165	$108,544	$110,049
Station operating expenses	24,886	27,803	92,033	91,269
Depreciation expense	1,606	1,288	6,285	5,372
Amortization expense	1,882	3,115	9,976	12,932
Corporate expense	3,629	2,589	11,767	9,536
Non-cash compensation expense	175	443	896	1,508
Operating loss	$(2,478)	$(2,073)	$(12,413)	$(10,568)

Supplemental Financial Data:
Broadcast cash flow (b)	$6,261	$9,615	$17,136	$23,593
Broadcast cash flow margin	21.1%	29.0%	15.8%	21.4%
Program amortization	$7,692	$11,213	$25,922	$28,502
Program payments	$6,245	$6,960	$25,297	$23,689

Table 3

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

			Same Station
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
		As Restated (a)		As Restated (a)
Operating loss	$(2,478)	$(2,073)	$(12,413)	$(10,568)
Plus:
Depreciation expense	1,606	1,288	6,285	5,372
Amortization expense	1,882	3,115	9,976	12,932
Corporate expense	3,629	2,589	11,767	9,536
Non-cash compensation expense	175	443	896	1,508
Program amortization	7,692	11,213	25,922	28,502
Less:
Program Payments	6,245	6,960	25,297	23,689
Broadcast Cash Flow	$6,261	$9,615	$17,136	$23,593

(a) See footnote (a) on Tables 6 and 7.

(b) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Table 4

First Quarter 2004 Guidance (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended March 31,
	2003	2004		Percent Change
	As Restated (a)	High	Low	High	Low

Net revenue	$24,657	$25,643	$24,904	4.0%	1.0%
Station operating expenses	22,105	21,870	22,092	-1.1%	-0.1%
Depreciation expense	1,531	2,000	2,000
Amortization expense	3,115	2,600	2,600
Corporate expense	2,820	2,800	2,800
Performance award (b)	—	525	525
Non-cash compensation expense	386	300	300
Operating loss	$(5,300)	$(4,452)	$(5,413)

Supplemental Financial Data:
Broadcast cash flow (c)	$2,408	$2,366	$1,405
Broadcast cash flow margin	9.8%	9.2%	5.6%
Program amortization	$6,186	$4,825	$4,825
Program payments	$6,330	$6,232	$6,232

Table 5

First Quarter Guidance

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2003	2004
	As Restated (a)	High	Low

Operating loss	$(5,300)	$(4,452)	$(5,413)
Plus:
Depreciation expense	1,531	2,000	2,000
Amortization expense	3,115	2,600	2,600
Corporate expense	2,820	2,800	2,800
Performance award (b)	—	525	525
Non-cash compensation expense	386	300	300
Program amortization	6,186	4,825	4,825
Less:
Program Payments	6,330	6,232	6,232
Broadcast Cash Flow	$2,408	$2,366	$1,405

(a) See footnote (a) on Tables 6 and 7.

(b) Reflects performance award granted to certain senior executives for the successful refinancing of the senior credit facility.  The recipients have irrevocably elected to defer receipt of a portion of this award until 2006, with the remaining award deferred until 2011.

(c) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Table 6

Financial Results - As Restated (a) (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	2003
	First Quarter	Second Quarter	Third Quarter

Operating loss	$(5,300)	$(2,067)	$(2,568)

Loss before income taxes	(13,922)	(10,904)	(17,947)
Benefit for income taxes	(4,471)	(3,549)	(3,035)
Net loss	$(9,451)	$(7,355)	$(14,912)

Net loss attributable to common shareholders	$(15,927)	$(13,831)	$(14,912)

Per basic and diluted common share:
Basic and diluted net loss per share	$(0.84)	$(0.73)	$(0.78)

Weighted average common shares outstanding	18,941,000	18,999,000	19,012,000

(a) Upon adoption of Financial Accounting Standards No. 142  on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets.  At the time of adoption of Statement 142, the Company considered the value of its station’s network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets.  In light of recently stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company reevaluated its position and has voluntarily decided to amortize these assets over a 25-year period retroactively from January 1, 2002.  As a result, the Company has restated its earnings for each reporting period from January 1, 2002 through September 30, 2003.  The increase to amortization, a non-cash charge, in each quarterly period from January 1, 2002 through September 30, 2003 is approximately $745,000, and the annual increase to amortization expense in 2002 and 2003 is approximately $3 million in each year.

Table 7

Financial Results - As Restated (a) (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Operating loss	$(1,126)	$(1,975)	$(2,351)	$(2,073)	$(7,525)

(Loss) income before income taxes and cumulative effect of a change in accounting principle	(21,609)	164,405	(9,954)	(10,770)	122,072
(Benefit) provision for income taxes	(8,069)	75,072	(6,819)	(7,023)	53,161
(Loss) income before cumulative effect of a change in accounting principle	(13,540)	89,333	(3,135)	(3,747)	68,911
Cumulative effect of a change in accounting principle, net of tax benefit (b)	150,479	—	—	—	150,479
Net (loss) income	$(164,019)	$89,333	$(3,135)	$(3,747)	$(81,568)

Net (loss) income attributable to common shareholders	$(172,663)	$110,009	$(7,869)	$(10,223)	$(80,745)

Per basic common share:
(Loss) income before cumulative effect of a change in accounting principle	$(1.18)	$5.87	$(0.42)	$(0.54)	$3.72
Cumulative effect of a change in accounting principle, net of tax benefit	(8.03)	—	—	—	(8.03)
Basic net (loss) income per share	$(9.21)	$5.87	$(0.42)	$(0.54)	$(4.31)

Weighted average common shares outstanding	18,728,000	18,752,000	18,757,000	18,760,000	18,749,000

Per diluted common share:
(Loss) income before cumulative effect of a change in accounting principle	$(1.18)	$5.80	$(0.42)	$(0.54)	$3.65
Cumulative effect of a change in accounting principle, net of tax benefit	(8.03)	—	—	—	(7.88)
Diluted net (loss) income per share	$(9.21)	$5.80	$(0.42)	$(0.54)	$(4.23)

Weighted average common shares outstanding	18,728,000	18,965,000	18,757,000	18,760,000	19,098,000

(a) Upon adoption of Financial Accounting Standards No. 142  on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets.  At the time of adoption of Statement 142, the Company considered the value of its station’s network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets.  In light of recently stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company reevaluated its position and has voluntarily decided to amortize these assets over a 25-year period retroactively from January 1, 2002.  As a result, the Company has restated its earnings for each reporting period from January 1, 2002 through September 30, 2003.  The increase to amortization, a non-cash charge, in each quarterly period from January 1, 2002 through September 30, 2003 is approximately $745,000, and the annual increase to amortization expense in 2002 and 2003 is approximately $3 million in each year.

(b) Represents a one-time, non-cash charge in connection with the adoption of FASB #142.

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